CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.333-63795) and Form S-3 (File No. 333-30418) of Celerity Systems, Inc. of our report dated March 14, 2001, except as to Note 16 for which the date is March 30, 2001, relating to the financial statements, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

April 2, 2001
Knoxville, Tennessee